Exhibit 99.2

Private & Confidential	Serial No.: AHASU1002

Dated 31 March 2017

CGY INVESTMENTS LIMITED

and

APTUS HOLDINGS LIMITED

AGREEMENT ON SUBSCRIPTION OF SHARES

in

APTUS HOLDINGS LIMITED

Deacons
5th Floor Alexandra House
18 Chater Road
Central
Hong Kong

DISCLAIMER

THIS OFFERING DOCUMENT HAS NOT BEEN REVIEWED BY ANY REGULATORY AUTHORITY IN HONG KONG AND IT IS ENCOURAGED THAT ITS RECIPIENT SEEK INDEPENDENT PROFESSIONAL ADVICE IN THE EVENT OF ANY CONCERN OR UNCERTAINTY WITH RESPECT TO ITS CONTENT.

THIS DOCUMENT IS NOT INTENDED FOR DISTRIBUTION AND ENTIRELY PRODUCED AND INTENDED FOR THE VIEWING OF THE INDIVIDUAL AND OFFICERS OF THE CORPORATE ENTITY INVESTOR AS HEREBY DEFINED AS THE SUBSCRIBER, OR THEIR QUALIFIED ADVISORS ONLY (“QUALIFIED RECIPIENTS”).

THIS DOCUMENT IS NOT AN OFFER TO THE PUBLIC AND STRICTLY SHOULD NOT BE PASSED TO ANY OTHER PERSON OR ENTITY OTHER THAN THE AFOREMENTIONED AND INTENDED QUALIFIED RECIPIENTS.

CONTENTS

AGREEMENT

THIS AGREEMENT is dated 31 March 2017 and is made

BETWEEN:

(1)	CGY INVESTMENTS LIMITED at Unit A 3/F Cheong Sun Tower, 116-118 Wing Lok St, Sheung Wan, Hong Kong (the “Subscriber”); and

(2)	APTUS HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands with registered number 245310, and with its registered office situated at the offices of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (the “Company”).

The Subscriber and the Company shall be collectively referred to as “Parties”, and individually a “Party”.

WHEREAS:

(A)	The Company was incorporated on 13 September 2010 and, immediately prior to the Pre-Completion Restructuring (as defined below), an investment-fund company. Upon the Pre-Completion Restructuring, the Company has become a holding company with operating subsidiaries. The present corporate information of the Company is set out in Schedule 1.

(B)	As at the date of this Agreement, the Company has a total of 7 shareholders. Chung Yuen Ian Huen is the majority shareholder of the Company, holding 86.95% of Shares (as defined below). The 6 remaining shareholders hold a total of 13.05% of Shares.

(C)	The Company wishes to raise additional capital from a number of persons (including the Subscriber) for an aggregate of up to 4,000,000 Shares (as defined below) comprising 13.49% of the enlarged issued capital of the Company, at US$3.8976 (approx.) per Share (“Series-A Subscription”).

(D)	This Agreement is entered into by the Parties for the purpose of recording the terms and conditions of the subscription for Shares by the Subscriber (“Subscription”).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1.	In this Agreement, unless the context requires otherwise:

“Articles”

means the Articles of Association of the Company;

“Board”

means the board of directors of the Company as constituted from time to time;

“Business Day”

means a day, other than a Saturday or Sunday, on which banks are generally open for banking business in Hong Kong;

“Series-A Subscription”

has the meaning ascribed thereto in the recitals;

“Shares”

means shares in the capital of Company, being ordinary shares;

“Subscription”

has the meaning ascribed thereto in the recitals;

“Subscription Price”

the purchase price for the Subscription Shares as set out in Schedule 2;

“Subscription Shares”

the Shares applied for by the Subscriber to be allotted and issued by the Company to the Subscriber pursuant to this Agreement, the number of which is set out in Schedule 2;

“Pre-Completion Restructuring”

means the internal reorganisation completed by the Company prior to or concurrently on the date hereof, involving, inter alia, the reorganization of the Company from an investment-fund company to a holding company with operating subsidiaries, the reorganisation of all shares in the capital of the Company (comprising management shares and redeemable preference shares) into ordinary shares, and the increase in the authorized share capital of the Company ; and

“US$” or “USD”

means the lawful currency of the United States of America.

1.2.	In this Agreement, unless the context requires otherwise, any reference:

(a)	to a Clause or Schedule is a reference to the Clause of or the Schedule to this Agreement ;

(b)	to this Agreement, any other document or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

(c)	to a person includes an individual, a company, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

(d)	to a time of day is a reference to the time in Hong Kong, unless expressly indicated otherwise;

(e)	to an enactment includes that enactment as it may be amended, replaced or reenacted at any time, whether before or after the date of this Agreement, and any subordinate legislation made under it;

(f)	to an “agreement” includes any document or deed, an arrangement and any other kind of commitment;

(g)	to a “right” includes a power, a remedy and discretion;

(h)	to a “subsidiary” or “holding company” shall have the same meaning as defined in Section 2 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

1.3.	In this Agreement , unless the context requires otherwise:

(a)	words importing the plural include the singular and vice versa;

(b)	words importing a gender include every gender;

(c)	the words “other” , “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible.

1.4.	The headings and the tables of contents in this Agreement do not affect its interpretation.

1.5.	The Schedules form part of this Agreement.

2.	Share Subscription

2.1.	Subject to the terms and conditions set out in this Agreement, the Subscriber agrees to subscribe for such number of the Subscription Shares in cash as set out in Schedule 2.

2.2.	The Company hereby waives any rights or restrictions, including pre-emption rights, whether contained in the Articles or elsewhere, which might prevent the actions set out in Clause 2.1 and hereby consents to the Subscription, and allotment and issue of the Subscription Shares by the Company in accordance with the terms of this Agreement, and agrees to take all necessary actions to effect such allotment and issue.

3.	Completion

3.1.	At completion of the Subscription which shall occur on a date to be agreed by the Parties and in any event on or before 31 March 2017 (or on such date as agreed by the Parties), the Subscriber shall deliver to the Company:

(a)	the Subscription Price in cash as set out in Schedule 2 to the following bank account or such other bank account as the Company shall designate in writing:

Beneficiary Account Name:
Beneficiary Account Number:
Beneficiary Bank:
Beneficiary Bank SWIFT code:
Beneficiary Bank Account:
Corresponding Bank:
Corresponding SWIFT Code:
Remarks:

(b)	a counterpart of an agreed form shareholders agreement (or an agreed form deed of adherence to an existing shareholders agreement, as the case may be) duly executed by that Subscriber;

(c)	for a Subscriber who is not a natural person, a certified true copy of the resolutions of that Subscriber approving and authorizing the subscription of the Subscription Shares contemplated hereunder and the execution and completion of this Agreement and the Shareholders Agreement.

3.2.	Against compliance with the transactions referred to in Clause 3.1 by the Subscriber, the Company shall, within ten (10) Business Days of its receipt of the Subscription Price:

(a)	allot and issue the Subscription Shares to the Subscriber, and record the Subscriber as the holder of the Subscription Shares in its books and records;

(b)	deliver to the Subscriber:

(i)	a notice confirming the completion of the allotment and issue of the Subscription Shares, and the update of the books and records of the Company to reflect such allotment and issue; and

(ii)	a counterpart of an agreed form shareholders agreement (or an agreed form deed of adherence to an existing shareholders agreement, as the case may be) duly executed by the Company.

3.3.	The Subscriber shall have the right to inspect the register of members of the Company at Campbells, Registered Foreign Law Firm, Floor 35, Rm 3507, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, during office hours of the Company, upon giving reasonable prior written notification to the Company. The Company may unilaterally change the place for keeping the register of members by giving the Subscriber no less than five (5) Business Days’ notice.

3.4.	The Parties acknowledge that the estimated percentage of shareholding of the Subscriber as set out in Schedule 2 is calculated based on the anticipated successful completion of all subscriptions under the Series-A Subscription and is for reference only. To the extent that any subscriber participating in the Series-A Subscription fails to complete his / its respective subscription, subscribes for more or less Shares as currently anticipated, or completes his / its respective subscription at a different time of the Subscriber, the actual shareholding percentage to be held by the Subscriber shall be adjusted accordingly based on the actual number of Shares held by the Subscriber and the then total issued Shares of the Company at the relevant time.

4.	Warranties

4.1.	The Subscriber represents and warrants to the Company that as at the date of this Agreement and on completion of the Subscription:

(a)	he / it has the necessary power to enter into and perform its obligations under this Agreement;

(b)	this Agreement has been duly authorized and executed by him / it and constitutes valid, legally binding and enforceable obligations upon him / it;

(c)	the making of this Agreement and the compliance with its terms will not result in violation of its constitutional documents (insofar as the Subscriber is not a natural person), or in any material respect, any provision contained in any agreement or instrument to which he / it is a party or by which he / it is bound or in any statute, law, rule, regulation, judgment, decree or order applicable to him / it;

(d)	no action, proceeding, litigation or dispute against him / it is presently taking place or pending which would or might threaten or inhibit its ability to perform its obligations under this Agreement;

(e)	all governmental or official approvals, consents, notarisations, legalization and registrations required in relation to the making, performance and validity of this Agreement have been obtained by him / it at the time they were required and are, to the extent required, in full force and effect; and

(f)	no petition has been presented, no order has been made and no resolution has been passed for his / its bankruptcy, winding-up, liquidation or dissolution.

4.2.	The Company represents and warrants to the Subscriber that that as at the date of this Agreement and on completion of the Subscription:

(a)	the Company has performed all acts required under the Articles and applicable law to enter into this Agreement and to perform its obligations;

(b)	the issued shares as disclosed in Schedule 1 constitute the whole of the issued share capital of the Company prior to the Series-A Subscription;

(c)	the Subscription Shares to be issued and allotted shall be free from all charges, liens, encumbrances, equities and other claims or interest of any nature whatsoever, and with all rights attaching thereto after the date of issue and allotment;

(d)	no claim, legal or administrative proceeding has been threatened, filed or is pending against the Company, or the assets of the Company; and

(e)	no investigation by public authorities has been initiated against the Company to the knowledge of the Company or the Existing Shareholders.

4.3.	Each of the warranties set out in this Clause 4 shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other.

4.4.	Each Party shall immediately notify the other Parties in writing of any matter or thing which it becomes aware after the date hereof which is a breach of or inconsistent with any of the warranties given by him / it.

5.	Further Assurance

The Parties further assure that they shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

6.	Notice

6.1	Each notice or other communication given or made under this Agreement shall be in writing in English and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered air mail (if posted from or to an address outside Hong Kong) or email transmission to the Party due to receive the notice or communication at its respective address (including email) set out below or to such other address as may have been last specified by such Party by written notice to each of the other Parties:

To the Company:

Address: Unit B, 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong.

Email:                                           /

To the Subscriber:

at his / its address (and email address) as set out in Schedule 2.

6.2	Any notice or communication given or made under this Agreement shall be deemed to have been received:

(a)	if delivered personally, when left at the address referred to in Clause 6.1 above;

(b)	if sent by registered post except air mail, two (2) days after posting;

(c)	if sent by registered air mail, six (6) days after posting; and

(d)	if sent by email, on completion of its transmission.

6.3	In proving the giving of a notice by mail, it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

6.4	In proving such service by email, it shall be sufficient to produce an activity or other report from the sender’s email account in respect of the notice or other written communication showing the email was sent to the recipient.

7.	Entire Agreement

This Agreement and the documents referred to in it or executed contemporaneously with it, constitute the whole agreement between the Parties and supersede any previous agreement, understanding or agreement between them relating to the subject matter they cover. Each Party acknowledges that in entering into this Agreement, and the documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

8.	Remedies Cumulative

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.	No Prejudice to Rights / Waiver

No failure to exercise, or delay in exercising, any right or remedy under this Agreement will operate as a release or waiver of such right or remedy or any other right or remedy, nor will any single or partial exercise of any right or remedy under this Agreement or provided by law preclude any other or further exercise of it or the exercise of any other right or remedy or prejudice or affect any right or remedy against others under the same liability whether joint, several or otherwise. A waiver of any breach of this Agreement or any right of remedy under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.

10.	Time

Time is of the essence of this Agreement as regards any time, date or period specified for the performance of an obligation.

11.	Severance

If any term in or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, the term or provision shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

12	Amendments

No amendment to this Agreement shall be effective unless in writing and executed by all the Parties.

13.	Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original but, together, they constitute one and the same agreement.

14.	Successors

This Agreement is binding on the successors of each Party

15.	Assignment

15.1.	No Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

15.2.	This Agreement is personal to and is made solely for the benefit of the Parties and shall not create or give any rights to or purport to confer any benefits on any third parties whatsoever. The application of the Contracts (Rights of Third Parties) Ordinance and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of this Agreement is expressly excluded and no terms of this Agreement are, or intended to be, enforceable by any person not being a party to it. The rights of the Parties to terminate, rescind, or agree any amendment, waiver, variation or settlement under or relating to this Agreement, or any term of this Agreement, are not subject to the consent of any third party.

16.	Expenses

Save as expressly provided herein, all expenses incurred by or on behalf of the Parties and their advisers including all fees of agents, representatives, solicitors, accountants, actuaries and other advisers employed by any of them, in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the Party who incurred the liability; and the Company and the other Parties shall have no liability in respect of them.

17.	Governing Law and Jurisdiction

17.1.	Hong Kong law: This Agreement is governed by and shall be construed in accordance with Hong Kong law.

17.2.	Jurisdiction: The Parties irrevocably agree that the courts of Hong Kong have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

17.3.	Process agent: The Parties agree that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be deemed to have been validly served on a Party if they are served on the process agent whose name and present address are set out below against the name of that Party and service will be deemed to have been acknowledged by that Party if it is acknowledged by that process agent:

Party	Process Agent

Company	APTUS Holdings Limited / APTUS Therapeutics Limited Unit B, 17th Floor, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

17.4.	Each Party hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as his / its process agent it shall appoint a new process agent in Hong Kong acceptable to the other Parties and will deliver to the other Parties within seven (7) days a copy of a written acceptance of appointment by the process agent. If at any time any of the Parties appoints a new process agent, it shall give notice to the other Parties of such appointment and until such time service on the process agent last known to the other Parties shall be deemed to be effective service.

IN WITNESS whereof the Parties have executed this Agreement the day and year first above written.

Schedule 1

Details of the Company

Name APTUS Holdings Limited Former Name Striker Asia Opportunities Fund Corporation Registered No.: 245310	Date of Incorporation 13 September 2010 Place of Incorporation Cayman Islands

Registered Office:

Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands

Authorised Share Capital: US$100,000,000.00 comprising 100,000,000 ordinary shares with a par value of US$1.00 each Directors: Chung Yung Ian Huen Kenrick Henry Fok	Total Issued Shares: 25,657,110 Ordinary Shares

Schedule 2

Particulars of Shares under the Subscription

No.of Subscription Shares	Subscription Price (USD)	Estimated % of Total Issued Share Capital of the Company (after completion of the Series-A Subscription)	Correspondence Address and Email Address
25,657	99,999.57	0.09%	Address: Unit A, 3/F Cheong Sun Tower,
			116-118 Wing Lok Street, Sheung Wan,
			Hong Kong
			Email:

EXECUTION PAGE

SIGNED by	)
[Name of individual subscriber]	)
in the presence of:	)

OR

SIGNED by for and on behalf of CGY INVESTMENTS LIMITED in the presence of: _______________	) ) ) )

EXECUTION PAGE

SIGNED by for and on behalf of APTUS HOLDINGS LIMITED in the presence of:	) ) ) )